EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORT SECOND QUARTER RESULTS, COMP SALES INCREASED 2%

SALES AND EPS ABOVE EXPECTATIONS

PITTSBURGH–August 23, 2017 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.12 for the second quarter ended July 29, 2017. Excluding restructuring and related charges of $0.07 per diluted share, the company’s adjusted EPS was $0.19 for the second quarter.

Jay Schottenstein, Chief Executive Officer commented, “In the second quarter, we achieved sales and earnings above our expectations in a challenging retail environment. Sales trends improved and I’m proud of the continued growth in jeans, bottoms, women’s apparel and Aerie, with encouraging signs in men’s tops beginning to emerge. Our brands are strong and we have significant opportunity for further growth. I’m optimistic as we enter the second half of the year, and we remain focused on delivering product innovation, strengthening customer engagement and improving profit flow-through.”

Second Quarter 2017 Results

•	Total net revenue increased 3% to $845 million from $823 million last year.

•	Consolidated comparable sales were up 2%, following a 3% increase last year.

•	Gross profit* of $294 million compared to $307 million last year with a gross margin rate of 34.9% to revenue compared to 37.3% last year, a 240 basis point decline. The margin declined primarily due to increased promotional activity. Additionally, shipping costs and rent deleveraged.

•	Selling, general and administrative expense rose 2% to $204 million compared to $200 million last year, and leveraged 20 basis points to a rate of 24.1% to revenue. Higher advertising expense was offset by lower compensation expense.

•	Operating income of $39 million, which includes $11 million of restructuring charges, compared to $69 million last year. Adjusted operating income* of $50 million compared to $69 million last year with a rate of 6.0% to revenue compared to 8.3% last year.

•	Other expense of $6.7 million includes $9.3 million of pre-tax charges related to the planned exit of a joint business venture. This was partially offset by $2.6 million of other income, compared to other expense of $3.1 million last year.

•	The effective tax rate decreased to 34.7% compared to 36.5% last year.

•	EPS of $0.12 compared to EPS of $0.23 last year. Adjusted EPS* of $0.19 compared to EPS of $0.23 last year.

*	Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

Restructuring and Related Charges

In the second quarter, the company had charges totaling $21 million, approximately $0.07 per share. This consisted of restructuring charges corresponding to the previously announced initiative to explore the closure or conversion of company owned and operated stores in the United Kingdom, Hong Kong and China to licensed partnerships. Additionally, the company incurred charges related to the planned exit of a joint business venture.

Shareholder Returns, Cash

The company ended the quarter with total cash of $193 million compared to $248 million last year. Over the past 12 months, we returned $88 million in share buybacks, $90 million in dividends and invested $187 million in capital expenditures, resulting in a lower cash balance.

Inventory

Total ending inventories at cost increased 3% to $433 million. Ending units were flat compared to last year, while the average unit cost was up 2% to last year.

Capital Expenditures

In the second quarter, capital expenditures totaled $46 million. We continue to expect fiscal year 2017 capital expenditures in the range of $160 million to $170 million, with roughly half of the spend related to store remodeling projects and new openings, and the balance to support the e-commerce business, omni-channel tools and general corporate maintenance.

Store Information

Consistent with our strategy, this quarter we opened 9 new Aerie locations, of which 7 were in new markets. Additionally, we opened 6 new AE stores, with 2 in Mexico and 4 in the U.S. to better position our brand in select markets. The company also opened 9 international licensed stores and closed 3. For the remainder of the year, the company plans to open another 5 AE stores and 5 Aerie stores in the U.S., Canada and Mexico, as well as 32 international licensed stores to support the company’s global growth strategy. The company is on track to close a total of 25 to 40 stores this year. For additional store information, see the accompanying table.

Third Quarter Outlook

Based on anticipated comparable store sales in the range of flat to up low single digit, management expects third quarter 2017 EPS to be approximately $0.36 to $0.38. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.41 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 82 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 190 international locations operated by licensees. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including third quarter 2017 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:      American Eagle Outfitters, Inc.

Olivia Messina, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 29, 2017	January 28, 2017	July 30, 2016
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$192,558	$378,613	$247,934
Merchandise inventory	433,458	358,446	422,151
Accounts receivable	80,673	86,634	65,282
Prepaid expenses and other	110,496	77,536	90,852

Total current assets	817,185	901,229	826,219

Property and equipment, net	719,127	707,797	700,270
Intangible assets, net	47,520	49,373	50,761
Goodwill	15,069	14,887	17,399
Non-current deferred income taxes	28,761	49,250	44,370
Other assets	58,661	60,124	54,169

Total Assets	$1,686,323	$1,782,660	$1,693,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$275,479	$246,204	$286,691
Accrued compensation and payroll taxes	22,708	54,184	35,908
Accrued rent	78,697	78,619	78,621
Accrued income and other taxes	13,289	12,220	10,250
Unredeemed gift cards and gift certificates	32,573	52,966	31,532
Current portion of deferred lease credits	12,838	12,780	12,810
Other current liabilities and accrued expenses	36,398	36,810	42,719

Total current liabilities	471,982	493,783	498,531

Deferred lease credits	53,620	45,114	51,100
Non-current accrued income taxes	4,786	4,537	4,795
Other non-current liabilities	31,636	34,657	38,365

Total non-current liabilities	90,042	84,308	94,260

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	586,844	603,890	591,532
Accumulated other comprehensive income	(30,121)	(36,462)	(29,356)
Retained earnings	1,772,233	1,775,775	1,693,371
Treasury stock	(1,207,153)	(1,141,130)	(1,157,646)

Total stockholders’ equity	1,124,299	1,204,569	1,100,397

Total Liabilities and Stockholders’ Equity	$1,686,323	$1,782,660	$1,693,188

Current Ratio	1.73	1.83	1.66

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	July 29, 2017	% of Revenue	July 30, 2016	% of Revenue
Total net revenue	$844,557	100.0%	$822,594	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	551,908	65.3%	515,499	62.7%

Gross profit	292,649	34.7%	307,095	37.3%
Selling, general and administrative expenses	203,717	24.1%	199,536	24.3%
Restructuring charges	9,746	1.2%	—	0.0%
Depreciation and amortization	40,283	4.8%	38,900	4.7%

Operating income	38,903	4.6%	68,659	8.3%
Other expense, net	(6,734)	-0.8%	(3,134)	-0.3%

Income before income taxes	32,169	3.8%	65,525	8.0%
Provision for income taxes	10,933	1.3%	23,933	2.9%

Net income	$21,236	2.5%	$41,592	5.1%

Net income per basic share	$0.12		$0.23
Net income per diluted share	$0.12		$0.23
Weighted average common shares outstanding—basic	177,228		181,048
Weighted average common shares outstanding—diluted	178,788		183,413

	26 Weeks Ended
	July 29, 2017	% of Revenue	July 30, 2016	% of Revenue
Total net revenue	$1,606,393	100.0%	$1,572,010	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,035,922	64.5%	971,463	61.8%

Gross profit	570,471	35.5%	600,547	38.2%
Selling, general and administrative expenses	398,696	24.8%	395,529	25.2%
Restructuring charges	15,193	1.0%
Depreciation and amortization	80,730	5.0%	77,683	4.9%

Operating income	75,852	4.7%	127,335	8.1%
Other (expense) income, net	(6,330)	-0.4%	1,801	0.1%

Income before income taxes	69,522	4.3%	129,136	8.2%
Provision for income taxes	23,050	1.4%	47,068	3.0%

Net income	$46,472	2.9%	$82,068	5.2%

Net income per basic share	$0.26		$0.45
Net income per diluted share	$0.26		$0.45
Weighted average common shares outstanding—basic	178,475		180,872
Weighted average common shares outstanding—diluted	180,473		182,922

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended July 29, 2017
	Gross profit	Operating income	Other (expense) income	Net income	Diluted income per common share
GAAP Basis	$292,649	$38,903	$(6,734)	$21,236	$0.12
% of Revenue	34.7%	4.6%	-0.8%	2.5%
Add: Restructuring Related Charges(1):	1,669	11,415	—	7,340	0.04
Add: Joint Business Venture Charges(2):	—	—	9,311	5,988	0.03

	1,669	11,415	9,311	13,328
Non-GAAP Basis	$294,318	$50,318	$2,577	$34,564	$0.19
% of Revenue	34.9%	6.0%	0.3%	4.1%

(1)	- $11.4 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit

•	Lease buyouts, store closure charges and severance and related charges ($9.7M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2)	- $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	26 Weeks Ended July 29, 2017
	Gross profit	Operating income	Other (expense) income	Net income	Diluted income per common share
GAAP Basis	$570,471	$75,852	$(6,330)	$46,472	$0.26
% of Revenue	35.5%	4.7%	-0.4%	2.9%
Add: Restructuring Related Charges(1):	1,669	16,862	—	10,801	0.06
Add: Joint Business Venture Charges(2):	—	—	9,311	5,964	0.03

	1,669	16,862	9,311	16,765
Non-GAAP Basis	$572,140	$92,714	$2,981	$63,237	$0.35
% of Revenue	35.6%	5.8%	0.2%	3.9%

(1)	- $16.9 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit

•	Lease buyouts, store closure charges and severance and related charges ($15.2M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2)	- $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	2%	3%
AE Total Brand (1)	0%	1%
aerie Total Brand (1)	26%	24%

	YTD Second Quarter Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	2%	5%
AE Total Brand (1)	-1%	3%
aerie Total Brand (1)	26%	28%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Second Quarter 2017	YTD Second Quarter 2017	Fiscal 2017 Guidance
Consolidated stores at beginning of period	1,053	1,050	1,050
Consolidated stores opened during the period
AE Brand	6	9	15-20
aerie	9	11	15
Tailgate Clothing Co.	0	0	1
Todd Snyder	0	1	1
Consolidated stores closed during the period
AE Brand	(8)	(10)	(20) - (30)
aerie	(3)	(4)	(5) - (10)

Total consolidated stores at end of period	1,057	1,057	1,042 - 1,062
Stores remodeled and refurbished during the period	15	29	50
Total gross square footage at end of period	6,642,276	6,642,276	Not Provided
International license locations at end of period (1)	195	195	227

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.